Bausch & Lomb Incorporated

Exhibit 11

Statement Regarding Computation of Per Share Earnings

(Share Amounts in Thousands Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 24,	June 26,	June 24,	June 26,
	2000	1999	2000	1999
Earnings (in millions)

Earnings from continuing operations (a)	$34.6	$ 28.9	$73.8	$ 43.9
Earnings from discontinued operations (see Footnote 1) (b)	-	144.5	-	151.9
Net earnings	$34.6	$173.4	$73.8	$195.8

Actual outstanding Common and Class B shares at beginning of period	53,077	57,044	57,376	56,529

Sum of weighted average activity of Common and Class B shares issued for stock options, restricted stock awards and cancellations, and net activity of shares held in deferred compensation plan	67	236	(2,458)	473

Weighted Basic Shares (c)	53,144	57,280	54,918	57,002

Effect of assumed exercise of
Common stock equivalents	866	1,767	856	1,553

Weighted diluted shares (d)	54,010	59,047	55,774	58,555

Basic Earnings Per Share:
Continuing Operations (a/c)	$.65	$0.50	$1.34	$0.77
Discontinued Operations (b/c)	-	2.53	-	2.66
Net Earnings	$.65	$3.03	$1.34	$3.43

Diluted Earnings Per Share:
Continuing Operations (a/d)	$.64	$0.49	$1.32	$0.75
Discontinued Operations (b/d)	-	2.45	-	2.59
Net Earnings	$.64	$2.94	$1.32	$3.34

1    Includes after-tax gain on disposal of discontinued operations.